MobileIron, Inc.
2014 Equity Incentive Plan

Performance Stock Unit Grant Notice

MobileIron, Inc. (the “Company”), pursuant to its Amended and Restated 2014 Equity Incentive Plan (the “Plan”), hereby grants to Participant Performance Stock Units (the “PSUs”), which represent the right to receive the number of shares of Common Stock set forth below. The PSUs are subject to all of the terms and conditions as set forth in this notice, in the Stock Award Agreement (the “Agreement”) and the Plan, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement. If there is any conflict between the terms in either this notice or the Agreement and the Plan, the terms of the Plan will control.

Participant:	_____________________________________
Date of Grant:	_____________________________________

Target Number of PSUs: Performance Period:	_____________________________________ _____________________________________

Vesting Schedule:

Subject to any vesting acceleration provisions in the Plan, this notice, the Agreement or any other applicable written agreement between the Company and the Participant, the PSUs will vest in accordance with the following schedule. The PSUs are subject to both a Performance Goal and service-based vesting requirements as described below. The PSUs will become eligible to vest only if and to the extent that the applicable Performance Goal is satisfied. In the event that the applicable Performance Goal has been satisfied, then the PSUs will vest if and only to the extent that the applicable service-based vesting requirements are satisfied. PSUs that become eligible to vest based on satisfying the Performance Goal are referred to as “Eligible Units.”

ARR Performance Goal. For purposes of this notice and the Agreement, “Annual ARR Growth” means the cumulative increase over the Performance Period in the annualized value of all recurring revenue contracts that remain active on the last day of the Performance Period (such value, the “ARR”). When measuring Annual ARR Growth, the Board will include any ARR that is the result of an M&A transaction with a total purchase price of $[●] million or less, as determined by the Board; inclusion of ARR that is the result of an M&A transaction with a total purchase price greater than $[●] million will be at the Board’s discretion. The Performance Goal will not be subject to the adjustment criteria set forth in Section 13(nn) (definition of Performance Goals) of the Plan.

A specified number of PSUs will become Eligible Units based on the extent of achievement of this Performance Goal, as follows:

[●]

Maximum PSUs. In no event will the total number of PSUs that vest under this notice and the Agreement exceed [●]% of the Target Number of PSUs.

Certification of Performance. The extent of achievement of the Performance Goal will be measured and certified in writing (the “Certification”) by the Board within 60 days following the end of the Performance Period.

Service-based Vesting. In addition to meeting the Performance Goal, the PSUs are subject to service-based vesting requirements that apply if and only after any PSUs become Eligible Units, as follows: 25% of the total number of Eligible Units will vest on the later of the date of Certification or February 20, [●], and 6.25% of the total number of Eligible Units will vest on each Quarterly Vesting Date (as defined below) after (and excluding) February 20, [●] until the Eligible Units are vested in full, subject to the Participant remaining in Continuous Service on each such Quarterly Vesting Date. The Quarterly Vesting dates are February 20, May 20, August 20 and November 20 of each year.

Change in Control. In the event that a Change in Control occurs and is completed during the Performance Period, then the Performance Goal will be deemed satisfied at Target Annual ARR Growth and 100% of the Target Number of PSUs will become Eligible Units as of immediately prior to the completion of the Change in Control and the Performance Goal no longer will apply to the PSUs. In addition, and notwithstanding the service-based vesting schedule above, one-half of the total number of Eligible Units will vest immediately prior to the completion of the Change in Control and 6.25% (or such lesser percentage of the Eligible Units that remain unvested on the final Quarterly Vesting Date) of the total number of Eligible Units will vest on each Quarterly Vesting Date thereafter until the Eligible Units are vested in full, subject to the Participant remaining in Continuous Service on each such Quarterly Vesting Date. For purposes of clarity, the PSUs will be subject to Section 9 of the Plan.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this notice, the Agreement and the Plan. Participant acknowledges and agrees that this notice and the Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that as of the Date of Grant, this notice, the Agreement, and the Plan set forth the entire understanding between Participant and the Company regarding the PSUs and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) equity awards previously granted and delivered to Participant, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of the PSUs upon the terms and conditions set forth therein.

By accepting this award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

MobileIron, Inc.	Participant:

By:
Signature	Signature

Title:	Date:

Date: